Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350),  Paula Soteropoulos, the President and Chief Executive Officer of Akcea Therapeutics, Inc., (the "Company"), and Michael MacLean, the Chief Financial Officer of the Company, each hereby certifies that, to the best of his or her knowledge:

1.
The Company's Annual Report on Form 10-K for the year ended December 31, 2017, to which this Certification is attached as Exhibit 32.1 (the "Annual Report"), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act, as amended; and

2.
The information contained in the Annual Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Annual Report and the results of operations of the Company for the period covered by the Annual Report.

Dated: February 28, 2018

/s/ PAULA SOTEROPOULOS	/s/ MICHAEL MACLEAN
Paula Soteropoulos	Michael MacLean
President and Chief Executive Officer	Chief Financial Officer

A signed original of this written statement required by Section 906 has been provided to Akcea Therapeutics, Inc. and will be retained by Akcea Therapeutics, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

This certification accompanies the Form 10-K to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Akcea Therapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K), irrespective of any general incorporation language contained in such filing.